Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On May 2, 2014, Vertex Energy, Inc. (the “Company”, “Vertex”, “we” or “us”) completed the Initial Closing (defined below) contemplated under that certain Asset Purchase Agreement entered into on March 17, 2014, and amended by the First Amendment dated April 14, 2014, Second Amendment dated April 30, 2014 and Third Amendment dated May 2, 2014 (as amended to date, the “Purchase Agreement”) by and among the Company, Vertex Refining LA, LLC and Vertex Refining NV, LLC (“Vertex Refining Nevada”), both wholly-owned subsidiaries of Vertex Operating, LLC (“Vertex Operating”), Omega Refining, LLC (“Omega Refining”), Bango Refining NV, LLC (“Bango Refining”) and Omega Holdings Company LLC (“Omega Holdings” and collectively with Omega Refining and Bango Refining, “Omega” or the “sellers”).

Pursuant to the Purchase Agreement, we agreed to acquire certain of Omega’s assets related to (1) the operation of oil re-refineries and, in connection therewith, purchasing used lubricating oils and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers and (2) the provision of related products and support services. Specifically, the assets included Omega’s Marrero, Louisiana and Bango, Nevada, re-refineries (which re-refine approximately 80 million gallons of used motor oil per year). Additionally, the Marrero, Louisiana plant produces vacuum gas oil (VGO) and the Bango, Nevada plant produces base lubricating oils. Omega also operates Golden State Lubricants Works, LLC (“Golden State”), a strategic blending and storage facility located in Bakersfield, California, which is included in the acquisition. In connection with the acquisition, we also acquired certain of Omega’s prepaid assets and inventory.

The acquisition is to close in two separate closings, the first of which relating to the acquisition of Omega Refining (including the Marrero, Louisiana re-refinery and Omega’s Myrtle Grove complex in Belle Chaise, Louisiana) and ownership of Golden State, as described above (the “Acquired Business”), closed on May 2, 2014 (the “Initial Closing”), and the second of which relating to the acquisition of Bango Refining and the Bango, Nevada plant, is expected to close on or around August 2014, subject to certain closing conditions being met prior to closing (the “Final Closing”). Vertex’s obligation to consummate the Final Closing is subject to among other things, compliance with certain provisions of the credit agreements described herein and that the Bango plant operated by Bango Refining be fully restored and operational, as well as the plant meeting certain used motor oil processing run rates and that there are no adverse claims or legal proceedings related to an accident that occurred at the Bango plant in December 2013.

The purchase price paid at the Initial Closing was $30,750,000 in cash, 500,000 shares of our restricted common stock (valued at approximately $4 million) and the assumption of certain capital lease obligations and other liabilities relating to contracts and leases of Omega Refining in connection with the Initial Closing. We also agreed to provide Omega a loan in the amount of up to approximately $13.8 million (described below).

The amount due at the Final Closing, in consideration for the acquisition of Bango Refining, will be the assumption of certain loans made pursuant to the Omega Secured Note (described below), the issuance of 1,500,000 shares of Vertex’s common stock of which 650,000 shares (with an agreed value of $3.2301 per share or approximately $2.1 million) will be held in escrow (the “Pledged Shares”) and used to satisfy indemnification claims and secure the repayment of the Omega Secured Note (defined below), and which amount is subject to adjustment in the event minimum inventory levels are not delivered at the Final Closing, and the assumption of certain capital lease obligations and other liabilities relating to contracts and leases of Bango Refining. A portion of the Pledged Shares will be released from escrow, subject to outstanding claims, on September 15, 2015, and the remainder will be released on the 18 month anniversary of the Final Closing. Subject to certain negotiated exceptions for excluded liabilities, taxes and other fundamental items, the sellers’ indemnification obligations are capped at $5 million.

In connection with the First Closing, Omega Refining and Bango Refining provided Vertex Refining Nevada a Secured Promissory Note (the “Omega Secured Note”) in the aggregate amount of $13,858,067, representing (a) a loan to Omega in the amount of approximately $7.56 million (representing the agreed upon value of the amount by which the consideration paid at the Initial Closing (which included consideration relating to the assets acquired at the Initial Closing and which will be acquired at the Final Closing) exceeded the value of assets acquired at the Initial Closing) (the “Purchase Price Loan”); (b) a $750,000 loan related to the delivery of a certain amount of used motor oil inventory at the Initial Closing (the “First Inventory Loan”); (c) a $1,400,000 loan related to the delivery of a certain amount of used motor oil inventory at the Final Closing (the “Second Inventory Loan” and along with the First Inventory Loan, the “Inventory Loans”); (d) a loan in a single advance of $3.15 million to satisfy accounts payable and other working capital related obligations of Omega after the Initial Closing, provided such loans are not required to be made until after June 16, 2014 (the “Draw Down Loan”) and (e) an additional loan of up to $1 million for capital expenditures, if mutually approved by us and Omega (the “Capital Expenditure Loan”). The Purchase Price Loan and the Draw Down Loan bear interest at the short-term federal rate as published by the Internal Revenue Service from time to time (currently 0.33% per annum) prior to October 30, 2014, and thereafter at 9.5% per annum, payable monthly in arrears and have a maturity date of March 31, 2015. The First Inventory Loan and the Draw Down Loan accrue interest at the rate of 9.5% per annum beginning on May 31, 2014, and are due and payable on March 31, 2015. Upon an event of default under any of the loans, the loans accrue interest at 18% per annum until paid in full. The Purchase Price Loan and the Draw Down Loan are due and payable in full on the earlier of March 31, 2015 and the date of the Final Closing, provided that both the Purchase Price Loan and Draw Down Loan (including accrued and unpaid interest thereon) will be deemed paid in full upon the Final Closing. The Omega Secured Note may be prepaid in whole or part from time to time without penalty.

The repayment of the Omega Secured Note is guaranteed by Omega Holdings pursuant to a Guaranty Agreement and secured by a security interest granted pursuant to the terms of the Omega Secured Note and a Leasehold Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing. Additionally, we have the right to set-off any amount due upon an event of default against certain of the Pledged Shares and the earn-out consideration described below, of which a portion of such shares were pledged to secure the Omega Secured Note pursuant to a Pledge Agreement, subject to the terms of the Purchase Agreement.

The consideration payable in connection with the Final Closing is subject to customary adjustments prior to the Final Closing depending on certain criteria, including the amount of inventory delivered by the sellers at the Final Closing.

The following unaudited pro forma combined balance sheets have been derived from the unaudited balance sheet of the Company, an unaudited balance sheet reflecting certain assets and liabilities of the Acquired Business in each case at March 31, 2014, and adjusts such information to give effect to the Purchase Agreement as if it had closed on January 1, 2014.

The following unaudited pro forma combined statement of operations for the three months ended March 31, 2014 has been derived from the unaudited statement of operations of the Acquired Business and the unaudited statement of operations for the Company in each case giving effect to the Purchase Agreement as though it had occurred on January 1, 2014.

The unaudited pro forma combined statement of operations for the year ended December 31, 2013 has been derived from the audited statements of operations for the Company and the Acquired Business, giving effect to the Purchase Agreement as though it has occurred on January 1, 2013.

The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available and, in management’s opinion, provide a reasonable basis for the fair presentation of the estimated effects attributable directly to the acquisition completed as a result of the Purchase Agreement. The pro forma combined financial information is being presented for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions.

The unaudited pro forma combined financial information may have been different had the transaction been completed as of January 1, 2014 or January 1, 2013. All information contained herein should be read in conjunction with the financial statements and notes thereto of the Acquired Business (filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A) and the Company, as filed in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on May 13, 2014.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of March 31, 2014

	Omega Refining, LLC	Vertex Energy, Inc.	Pro Forma Adjustments (Note 1)		Pro Forma Adjusted
ASSETS

Current assets
Cash	$13,918	$5,016,444	$(1,641,309)	a,b	$3,389,053
Accounts receivable	4,827,081	11,417,226	(6,084,498)	c	10,159,809
Inventory	6,725,363	7,554,364	(2,532,943)	d	11,746,784
Prepaid expenses	575,609	1,470,755	(504,609)	e	1,541,755
Total Current Assets	12,141,971	25,458,789	(10,763,359)		26,837,401

Noncurrent assets
Fixed assets, net	26,943,448	15,476,237	3,716,480	f	46,136,165
Intangible assets	78,431	14,835,694	2,274,569	f	17,188,694
Other Assets			2,102,157	g	2,102,157
Deferred federal income tax	-	5,684,000	-		5,684,000
Due from affiliates	5,882	-	8,302,118	h	8,308,000
Deposits	2,665,531	-	(2,265,531)	i	400,000
Goodwill	-	4,922,353	-		4,922,353
Total Non-current Assets	29,693,292	40,918,284	14,129,793		84,741,369
Total			-
Total assets	$41,835,263	$66,377,073	3,366,434		$111,578,770

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$15,236,614	$15,288,497	$(14,923,156)	j	$15,601,955
Current maturities of long-term debt	2,271,159	2,845,145	508,958	k	5,625,262
Current portion of capital lease	1,105,058	-	(1,105,058)		-0-
Total Current Liabilities	18,612,831	18,133,642	(15,519,256)		21,227,217

Long term liabilities
Capital lease, less current portion	2,944,849	6,210,138	29,346,817	l	38,501,805
Contingent consideration	-	3,220,250	2,165,000	m	5,385,250
Due to affiliates	10,922,008	-	(10,922,008)	n	-
Deferred federal income tax	-	378,000	-		378,000
Total liabilities	32,479,688	27,942,030	5,070,553		65,492,271

Commitments and contingencies

Restricted Stock	-	-	500	o	500
Common Stock	-	21,268	-		21,268
Preferred Stock Series A	-	1,279	-		1,279
Additional paid-in capital	-	19,882,694	3,265,500	o	23,148,194
Retained earnings	-	18,404,169	4,385,456	p	22,789,625
Members Equity	9,355,575	-	(9,355,575)	q	-0-
Total Vertex Energy, Inc. stockholders' equity	9,355,575	38,309,410	(1,704,119)		45,960,866
Non-controlling interest	-	125,633	-		125,633
Total equity	9,355,575	38,435,043	(1,704,119)		46,086,499
			-
TOTAL LIABILITIES AND EQUITY	$41,835,263	$66,377,073	$3,366,434		$111,578,770

The accompanying notes are an integral part of these unaudited proforma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2014

	Omega Refining, LLC	Vertex Energy, Inc.	Pro Forma Adjustments (Note 1)		Pro Forma Adjusted

Revenues	$30,957,110	$47,349,658	$-		78,306,768
Total revenues	30,957,110	47,349,658	-		78,306,768

Cost of revenues	25,438,911	42,205,170	-		67,644,081

Gross profit	5,518,199	5,144,488	-		10,662,687

Selling, general, and administrative expenses	4,367,692	4,187,901	781,562	r	9,337,155

Income from operations	1,150,507	956,587	(781,562)		1,325,532

Other Income	-	370	-		370
Interest expense	(170,587)	(75,811)	(1,049,617)	s	(1,296,015)

Income before taxes	979,920	881,146	(1,831,179)		29,887

Net income	979,920	881,146	(1,831,179)		29,887

Net income attributable to noncontrolling interest	-	(18,981)	-		(18,981)

Net income	$979,920	$862,165	$(1,831,179)		48,868

Earnings per common share
Basic		$0.04	(0.08)		0.00
Diluted		$0.04	(0.08)		0.00

Shares used in computing earnings per share
Basic		21,232,949	21,732,949		21,732,949
Diluted		23,738,018	24,238,018		24,238,018

The accompanying notes are an integral part of these unaudited proforma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2013

	Omega Refining, LLC	Vertex Energy, Inc.	Pro Forma Adjustments (Note 1)		Pro Forma Adjusted

Revenues	$140,029,386	$161,967,252	$-		301,996,638
Total revenues	140,029,386	161,967,252	-		301,996,638

Cost of revenues	122,035,970	145,628,215	-		267,664,185
					-
Gross profit	17,993,416	16,339,037	-		34,332,453

Reduction of contingent consideration	-	(2,238,750)	-		(2,238,750)

Selling, general, and administrative expenses	19,825,791	11,526,584	589,600		31,941,975
Total selling, general and administrative expenses	19,825,791	9,287,834	589,600	r	29,703,225
					-
Income (loss) from operations	(1,832,375)	7,051,203	(589,600)		4,629,228

Other income	-	37,696	-		37,696
Other expense	(108,863)	(54,513)	-		(163,376)
Interest expense	(361,362)	(422,954)	(4,154,940)		(4,939,256)
Total other income (expense)	(470,225)	(439,771)	(4,154,940)	s	(5,064,936)

Income/Loss before taxes	(2,302,600)	6,611,432	(4,744,540)		(435,708)

Income tax benefit	-	1,700,000	-		1,700,000

Net Income (Loss)	(2,302,600)	8,311,432	(4,744,540)		1,264,292

Noncontrolling interests	-	(431,962)	-		(431,962)

Net income (loss)	$(2,302,600)	$7,879,470	$(4,744,540)		832,230

Earnings per common share
Basic		$0.44	(0.26)		0.05
Diluted		$0.39	(0.23)		0.04

Shares used in computing earnings per share
Basic		17,830,194	18,330,194		18,330,194
Diluted		20,182,829	20,682,829		20,682,829

The accompanying notes are an integral part of these unaudited proforma financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Pro Forma Basis of Presentation

The Initial Closing is reflected in the unaudited pro forma combined financial statements as being accounted for under the acquisition method in accordance with ASC 805. Under the acquisition method, the total estimated purchase price is allocated to the assets acquired and the liabilities assumed based on their fair values. Vertex Energy, Inc. has made significant estimates and assumptions in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These estimates are based on key assumptions of the acquisition. Due to the fact that the unaudited pro forma combined financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. The allocation of purchase consideration is subject to change based on further review of the fair value of the assets acquired and liabilities assumed. A final determination of fair values will be based on the assets acquired and the liabilities assumed of the Acquired Business at the consummation of the acquisition.

The unaudited pro forma combined statements of operations for the three months ended March 31, 2014 and the year ended December 31, 2013 assume the business combination between Vertex Energy, Inc. and the Acquired Business occurred on January 1, 2013. The unaudited pro forma combined balance sheet as of March 31, 2014, assumes the business combination had been completed on January 1, 2014. The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Vertex Energy, Inc. and the Acquired Business.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation or other professional fees) are not included as a component of consideration transferred and have been excluded from the unaudited pro forma combined statements of operations. The Company expects to incur total acquisition-related transaction costs of approximately $1.6 million.  In addition the Company will be posting a gain of $6.075 million on the transaction.

The unaudited pro forma combined financial statements do not include the realization of any cost savings from anticipated operating efficiencies, synergies or other restructuring activities which might result from the acquisition. The unaudited pro forma combined condensed financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of the Company that are filed with the Securities and Exchange Commission and of the Acquired Business that are included herein.

The unaudited pro forma combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the acquisition been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of the Company.

The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

a.	To reflect the cash used to fund the majority of the transaction expenses, net of the cash received through the new debt issuance.
b.	To reflect the cash consideration retained by Omega Holdings, LLC.
c.	To reflect the reduction of receivables due to Vertex Energy, Inc. from Omega Refining, LLC, reconciliation of inventory required at closing and the receivables being retained by Omega Holdings, LLC.
d.	To reflect the inventory being contributed at closing, as well as a reduction of inventories being retained by Omega Holdings, LLC.
e.	To reflect the prepaid expenses assumed at closing.
f.	To record the fair value of the identifiable intangible assets and tangible assets acquired.
g.	Financing fees incurred in connection with the Term facility and the Line of Credit (see Note 3) to be amortized over the life of the loan.
h.	To reflect a secured note provided to Omega Holdings, as well as a reduction in amounts due from affiliates which are being retained by Omega Holdings, LLC.

i.	A reduction in the deposits to reflect the amount which will be retained by Omega Holdings, LLC.
j.	To reflect accrued expenses assumed in the transaction, along with the payables being retained by Omega Holdings, LLC.
k.	To reflect current maturities being retained by Omega Holdings, LLC as well as the current maturities being reflected in the new financing obtained to complete the closing.
l.
To reflect the long term debt being retained by Omega Holdings, LLC as well as the net effect of the net proceeds of the $40 million facility obtained to complete the closing against the Bank of America term facility which was in place prior to closing.

m.	To reflect earnout consideration in stock due to Omega Holdings, LLC subject to certain EBITDA targets.
n.	To reflect the amounts due to affiliates retained by Omega Holdings, LLC.
o.	To reflect the value of 500,000 shares of Vertex Energy, Inc.’s restricted stock issued at closing with a fair value of $3.26 million
p.	To reflect the adjustments in retained earnings for transaction fees and gain on acquisition.
q.	To reflect the removal of the historical equity of Omega Holdings, LLC.
r.	To record the additional depreciation and amortization expense for the financing and the assets acquired at fair value.
s.	To record additional interest expense associated with the new debt.

Note 2.  Tax Matters

At March 31, 2014, the Company had significant net operating loss carryforwards.  The extent to which the Company will be able to utilize these carryforwards in future periods will be subject to limitations based on a number of factors, including but not limited to whether the Company is profitable and thus able to utilize these carryforwards.

Note 3.  Notes Payable

Credit and Guaranty Agreement

Effective May 2, 2014, Vertex Energy, Inc. (“we”, “us”, “our”, the “Company”, “Vertex” and words of similar meaning) and our newly formed subsidiary, Vertex Energy Operating, LLC (“Vertex Operating”, which was formed as a holding company to hold the Company’s operating subsidiaries, which were subsequently transferred to and are currently wholly-owned by Vertex Operating), as well as certain of our other direct and indirect subsidiaries (other than E-Source Holdings, LLC (“E-Source” (of which we own 70%)) as guarantors, entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with Goldman Sachs Bank USA as lender and as administrative agent and collateral agent (the “Lender” or the “Agent”).  Pursuant to the Credit Agreement, the Lender loaned us $40 million (the “Credit Agreement Loan”), which was evidenced by a Term Loan Note.  Pursuant to the Credit Agreement, the Company has the option to select whether loans made under the Credit Agreement bear interest at (a) the greater of (i) the prime rate in effect, (ii) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System plus ½ of 1%, (iii) the sum of (A) the Adjusted LIBOR Rate (defined below) and (B) 1%, and (iv) 4.5% per annum; or (b) the greater of (i) 1.50% and (ii) the applicable ICE Benchmark Administration Limited interest rate, divided by (x) one minus, (y) the maximum rate at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator (the “Adjusted LIBOR Rate”), in each case subject to the terms and conditions of the Credit Agreement, and in each case plus between 5.5% and 7.5% per annum (as provided in the Credit Agreement, based on several factors, including the Company’s total leverage). Interest on the Credit Agreement is payable monthly in arrears, provided that upon any event of default the interest rate increases to 2% per annum in excess of the applicable interest rate then in effect. The amount owed under the Credit Agreement is due and payable on May 2, 2019.

Amortizing principal payments are due on the Credit Agreement Loan in the amount of $300,000 per fiscal quarter for June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015, and $800,000 per fiscal quarter thereafter through maturity.  Additionally, in the event (a) we receive any sale proceeds from the sale of assets or insurance proceeds (each as described in greater detail in the Credit Agreement), in excess of $250,000, we are required to pay such sale proceeds, less certain deductions, as a prepayment of the Credit Agreement Loan, unless we decide to reinvest such proceeds in long-term production assets as described in the Credit Agreement; (b) we sell equity securities (subject to certain exceptions) we are required to use 100% of the proceeds from such sales to repay the Credit Agreement Loan, subject to certain exemptions, including up to $5 million to be used for working capital, permitted acquisitions, working capital of Vertex Refining, LLC (our indirect wholly-owned subsidiary) and funds (which are required to total at least $10 million) which we are able to raise prior to June 30, 2014 (subject to the terms of the Credit Agreement) through the sale of securities; (c) we issue debt, we are required to prepay the Credit Agreement Loan in an amount equal to 100% of such funds received; (d) we have cash flow which exceeds certain pre-negotiated limits, we are required to use between 50% and 75% of such additional cash flow to repay the Credit Agreement Loan; (e) we receive tax refunds in excess of $100,000 in any year, we are required to use such funds to prepay the Credit Agreement Loan; (f) our total debt exceeds certain maximum debt ratios set forth in the Credit Agreement, we are required to immediately repay the Credit Agreement Loan in an amount equal to such excess debt; or (g) we receive any funds under the Purchase Agreement, we are required to prepay the Credit Agreement Loan in an amount equal to such received funds, subject in each case to the terms and conditions of the Credit Agreement.  We also have the right to make voluntary repayments of the Credit Agreement Loan in the minimum amount of $500,000 (and in multiples of $100,000) from time to time.

Except with respect to certain accounts, certain finished goods inventory and certain other reserves described in the Amended BOA Credit Agreement (as defined below), the amount owed pursuant to the Credit Agreement is secured by a first priority security interest in all of our assets and all of the assets and securities of our direct and indirect subsidiaries and is also guaranteed by our subsidiaries (other than E-Source) pursuant to the terms of the Credit Agreement, a Pledge and Security Agreement and Mortgage (providing a security interest over certain of our real property assets).

The Credit Agreement contains customary representations, warranties, covenants for facilities of similar nature and size as the Credit Agreement, and requirements for the Company to indemnify the Lender and the Agent for certain losses.  The Credit Agreement also includes various covenants (positive and negative) binding the Company, including, requiring that the Company provide the Agent with certain reports, provide the Agent notices of material corporate events and forecasts, limiting the amount of indebtedness the Company may incur (for example, the Company’s total indebtedness cannot exceed between $30,000,000-$32,000,000 at any time, subject to certain exemptions set forth in greater detail in the Credit Agreement), and requiring us to maintain certain financial ratios, relating to consolidated EBITDA and debt leverage including maintaining a ratio of quarterly consolidated EBITDA (as calculated and adjusted in the Credit Agreement) to certain fixed charges (cumulative for subsequent periods up to the first 12 months and thereafter on a 12 month basis), for each quarter beginning June 30, 2014, of between 0.90:1.00 and 1.25:1.00 (depending on the applicable quarter); maintaining a ratio of consolidated debt to consolidated EBITDA (as calculated and adjusted in the Credit Agreement), for the prior 12 month period, for each quarter beginning June 30, 2014, of between 4:1 and 2:1 (depending on the applicable quarter); maintaining consolidated EBITDA (as calculated and adjusted in the Credit Agreement), for each fiscal quarter beginning June 30, 2014, and ending June 30, 2018, of between $4.25 million and $17 million (depending on the applicable quarter); and maintaining at all times (a) liquid cash on hand and (b) available drawdowns under the Amended BOA Credit Agreement (defined below), of at least $3 million.

The Credit Agreement includes customary events of default for facilities of a similar nature and size as the Credit Agreement, including if a default occurs under certain material agreements of the Company; a judgment is obtained against the Company in an amount in excess of $250,000 or which could have a material adverse effect on the Company; and also provides that an event of default occurs if (a) Benjamin P. Cowart, the Company’s Chief Executive Officer, Chairman of the Board and largest shareholder, ceases to own and control at least 20% of the economic and voting interests of the Company (on a fully-diluted basis); (b) any person other than Mr. Cowart (i) obtains 30% of more of the voting or economic interest in the Company on a fully-diluted basis or (ii) obtains the power (whether or not exercised) to elect a majority of the members of the Board of Directors; (c) we cease to own and control 100% of Vertex Operating; (d) the majority of the seats (other than vacant seats) on the Board of Directors of the Company cease to be occupied by persons who either (i) were members of the Board of Directors of the Company on May 2, 2014, or (ii) were nominated for election by the Board of Directors of the Company, a majority of whom were directors on May 2, 2014 or whose election or nomination for election was previously approved by a majority of such directors; (e) Vertex II, GP, LLC (Vertex Operating’s wholly-owned subsidiary) ceases to be the sole general partner of any guarantor of the Credit Agreement that is a partnership; (f) a “change of control” or similar event under the Amended BOA Credit Agreement (described below) shall occur; or (g) any event, transaction or occurrence occurs, a result of which Benjamin P. Cowart shall for any reason cease to be actively engaged in the day-to-day management of the Company and its subsidiaries in the role he serves on May 2, 2014, unless (x) an interim successor reasonably acceptable to Agent and the Lender as required by the Credit Agreement is appointed within 10 days and (y) a permanent successor reasonably acceptable to the Agent and the Lender as required by the Credit Agreement is appointed within 60 days.

Additionally, in connection with our entry into the Credit Agreement, all parties to whom any deferred purchase price or “earn-out” obligations are owed by us executed and delivered to the Agent an Earnout Subordination Agreement (other than one of the individuals who is owed earn-out payments in connection with the E-Source purchase), pursuant to which they agreed to not receive or demand any “earn-out” payments until the Lender and BOA are paid in full under the credit agreements.

In connection with the closing of the Credit Agreement, we agreed to pay the Agent’s legal fees and transaction costs associated with the transactions contemplated by the Credit Agreement.  We also paid an aggregate of approximately $1.7 million in commissions and fees to our advisors Craig-Hallum Capital Group LLC, Sapphire Financial Group, LLC and Wunderlich Securities, Inc. in consideration for financial advisory services rendered in connection with the Purchase Agreement and credit agreements, the transactions contemplated therein in and in certain cases a fairness opinion obtained on certain of the transactions.

The proceeds from the Credit Agreement were used to pay the amounts due at the initial closing of the Omega Holdings Company, LLC (“Omega”) acquisition, pay certain Omega capital leases and other obligations of Omega, and to pay expenses associated with the Credit Agreement and the acquisition.

Amended and Restated Credit Agreement with Bank of America, N.A.

On May 2, 2014, we and Vertex Operating entered into an Amended and Restated Credit Agreement (the “Amended BOA Credit Agreement”) with Bank of America, N.A. (“BOA”).  The Amended BOA Credit Agreement amended and restated the prior credit agreement we entered into with BOA in August 2012.  Pursuant to the Amended BOA Credit Agreement, BOA agreed to loan us up to $20 million (the “BOA Loan”), subject to the terms of the Amended BOA Credit Agreement and certain lending ratios set forth therein, provided that the amount outstanding cannot exceed an amount equal to the total of (i) 80% of the Company’s accounts in which BOA has a first-priority perfected security interest; (ii) 65% of the Company’s finished-goods inventory in which BOA holds a first-priority perfected security interest, in each case subject to the terms and conditions of the credit agreement, plus (iii) certain reserves established by BOA.

We have the right to request up to three increases in the amount of the facility, which in the aggregate cannot exceed $10 million and which individually are required to be a minimum of $3 million each, provided that BOA has the right to approve any increase in its sole discretion.  Loans made pursuant to the Amended BOA Credit Agreement are evidenced by a Revolving Note, which replaced the Company’s August 2012 Revolving Note, which was repaid on May 2, 2014 in connection with the parties’ entry into the Amended BOA Credit Agreement.

Amounts borrowed under the Revolving Note bear interest at the option of the Company at BOA’s prime commercial lending rate then in effect plus between 1.25% and 2% per annum (depending on the Company’s leverage ratio from time to time) or the LIBOR rate in effect plus between 2.35% and 3% per annum (depending on the Company’s leverage ratio from time to time), and are payable monthly in arrears (provided that upon an event of default the interest rate then in effect increases by 4% per annum).  The Revolving Note is due and payable on May 2, 2017.

We have the right to prepay the Revolving Note at any time without penalty.  We are also required to make certain mandatory prepayments on the Revolving Note as described therein.

The Amended BOA Credit Agreement also requires BOA to provide us certain letters of credit as described therein.

We agreed to pay BOA a commitment fee equal to between 0.25% and 0.35% (depending on our leverage ratio) multiplied by the actual daily amount by which the maximum amount BOA has agreed to loan us (currently $20 million) exceeds the amount loaned (and subject to letters of credit), which is due and payable quarterly in arrears on the last day of each March, June, September, and December, beginning June 30, 2014, until maturity.  We also paid BOA $50,000 at closing in fees.  In connection with letters of credit issued by BOA, we agreed to pay BOA a fee equal to the greater of 2% per annum (multiplied by the daily maximum amount available to be drawn) and $500 per line of credit.

The Amended BOA Credit Agreement contains customary representations, warranties, covenants and requirements for the Company to indemnify BOA and its affiliates.  The Amended BOA Credit Agreement also includes various covenants (positive and negative) binding upon the Company, including, requiring that the Company comply with certain reporting requirements, provide notices of material corporate events and forecasts to BOA, and maintain certain financial ratios, relating to debt leverage, consolidated EBITDA, maximum debt exposure we can incur (provided that if we exceed such maximum debt exposure limit as set forth in the Amended BOA Credit Agreement, we are required to immediately repay any amount exceeding the limits set forth in the BOA Credit Agreement) and minimum liquidity, including maintaining a ratio of quarterly consolidated EBITDA (as calculated and adjusted in the Amended BOA Credit Agreement) to certain fixed charges (cumulative for subsequent periods up to the first 12 months and thereafter on a 12 month basis), for each quarter beginning June 30, 2014, of not less than 1.25 to 1.00; maintaining a ratio of consolidated debt to consolidated EBITDA (as calculated and adjusted in the Amended BOA Credit Agreement), for the prior 12 month period, for each quarter beginning June 30, 2014, of between 3.5 to 1 and 2 to 1 (depending on the applicable quarter); maintaining consolidated EBITDA (as calculated and adjusted in the Amended BOA Credit Agreement), for each fiscal quarter beginning June 30, 2014, and ending March 30, 2017, of between $4.25 million and $15.5 million (depending on the applicable quarter); and maintaining at all times (a) liquid cash on hand and (b) available drawdowns under the Amended BOA Credit Agreement, of at least $3 million.

The Amended BOA Credit Agreement includes customary events of default for facilities of a similar nature and size as the Amended BOA Credit Agreement, including if an event of default occurs under any agreement the Company is subject to and in an amount in excess of $250,000 or if the Company breaches any term of any material agreement the Company is party to, subject to its right to cure such breach(s) under the Amended BOA Credit Agreement, and also provides that an event of default occurs if (a) Benjamin P. Cowart, the Company’s Chief Executive Officer, Chairman of the Board and largest shareholder, ceases to be actively involved in the day-to-day management or operation of the Company or if Mr. Cowart ceases to own and control at least 20% of the equity interests of the Company; (b) the Company ceases at any time to own and control 100% of Vertex Operating or certain other of its subsidiaries; (c) Vertex Acquisition Sub, LLC (Vertex Operating’s wholly-owned subsidiary) ceases to control 100% of its current subsidiaries; (d) certain other changes in control of our subsidiaries occur; (e) a “change of control” or similar event or event of default occurs under the Credit Agreement; or (f) a default occurs under certain lease agreements related to premises leased by the Company.

The amounts due pursuant to the Amended BOA Credit Agreement are secured by a Pledge and Security Agreement and various Deeds of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filings in favor of BOA.  Additionally, Vertex Operating and the Company and each of the Company’s subsidiaries (other than E-Source) pledged all collateral which they own (including securities held) as security for the repayment of the amounts due pursuant to the Amended BOA Credit Agreement and guaranteed the amounts owed pursuant to an Amended and Restated Guaranty.

We used and will use the proceeds borrowed pursuant to the Amended BOA Credit Agreement to consummate the transactions contemplated by the Purchase Agreement, pay costs associated with the Amended BOA Credit Agreement and for working capital and other general corporate purposes.